Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of the 1st day of January, 2005, by and between LandAmerica Financial Group, Inc., a Virginia corporation (the “Company”), and Charles H. Foster, Jr. (the “Executive”).

WITNESSETH:

WHEREAS, the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its shareholders to maintain the services of the Executive for the benefit of the Company and to encourage the Executive’s full attention and dedication to the Company and to provide the Executive with compensation and benefits arrangements which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth in this Agreement, the Company and the Executive agree as follows:

1. Employment Period. The Company hereby agrees to continue the Executive in its employ as Chairman of the Board of Directors of the Company, and the Executive hereby agrees to remain in the employ of the Company, in accordance with the terms and provisions of this Agreement, for the period commencing on January 1, 2005 and ending December 22, 2006 (the “Employment Period”).

2. Terms of Employment. (a) Position and Duties. During the Employment Period, and excluding any periods of vacation and leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. Executive’s duties shall include chairing meetings of the Board of Directors of the Company and its executive committee, chairing the annual meeting of the shareholders, assisting the Chief Executive Officer and the Chief Financial Officer of the Company in their responsibilities for investor relations, actively representing the Company in the community and industry associations, serving as a resource to the Chief Executive Officer and other executives of the Company in marketing key customers, and such other responsibilities as the Board of Directors of the Company may assign from time to time. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic, charitable, title insurance industry association or professional association boards or committees within the limitations of the Corporate Governance Guidelines, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(b) Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary of five hundred seventy-five thousand dollars ($575,000) (the “Annual Base Salary”), which shall be paid in equal installments on a semi-monthly basis.

(ii) Annual Bonus. In addition to the Annual Base Salary, the Executive shall be entitled to an annual bonus (the “Annual Bonus”) as follows: in recognition of the Executive’s services to the Company in calendar year 2005, in February, 2006, the Executive shall be entitled to receive the equivalent of $1,125,000 in restricted stock and cash units of the Company; in recognition of the Executive’s services to the Company in calendar year 2006, in February, 2007, the Executive shall be entitled to receive $1,125,000, payable in either cash or stock, or a combination thereof, as determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). Any restricted shares and cash units granted to the Executive pursuant to this Section

2(b)(ii) shall be subject to vesting and such other terms as may provided in a Restricted Stock Agreement or Cash Unit Agreement in the forms used by the Company at the time for awards of restricted stock or cash units to its most senior executives. Notwithstanding anything in this Employment Agreement to the contrary, the Executive shall not be entitled to any bonus earned during the Employment Period other than the Annual Bonus.

(iii) Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs applicable generally to other “Peer Executives” of the Company and its “Affiliated Companies.” The term “Affiliated Companies” includes any company controlled by, controlling or under common control with the Company. The term “Peer Executives” means the most senior executives of the Company.

(iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its Affiliated Companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other Peer Executives of the Company and its Affiliated Companies.

(v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by the Executive in accordance with the policies in effect generally at any time with respect to other Peer Executives of the Company and its Affiliated Companies.

(vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company and its Affiliated Companies in effect generally at any time with respect to other Peer Executives of the Company and its Affiliated Companies.

(vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance as provided generally at any time to other Peer Executives of the Company and its Affiliated Companies.

(viii) Deferred Compensation. During the Employment Period, the Executive shall be entitled to deferred compensation benefits in accordance with the plans, practices, programs and policies of the Company and its Affiliated Companies in effect generally at any time with respect to other Peer Executives of the Company and its Affiliated Companies.

(ix) Vacation. During the Employment Period, the Executive shall be entitled to a minimum of four weeks paid vacation in accordance with the plans, policies, programs and practices of the Company and its Affiliated Companies as in effect generally at any time with respect to other Peer Executives of the Company and its Affiliated Companies.

(x) Financial, Tax and Estate Planning Allowance. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive for the purpose of personal financial, tax and estate planning, and other executive perquisites up to a maximum amount of twelve thousand dollars ($12,000), in accordance with the policies in effect generally at any time with respect to other Peer Executives of the Company and its Affiliated Companies.

3. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive, as defined in the Company’s long-term disability plan, has occurred during the Employment Period, it may give to the Executive written notice in accordance with Section 10(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) a material breach by the Executive of the Executive’s obligations under this Agreement (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company;

(ii) the conviction of the Executive of a felony involving moral turpitude;

(iii) the willful failure or refusal of the Executive to comply with the Company’s Code of Business Conduct and Ethics, insider trading policy or any other policy of the Company where non-compliance would be materially detrimental to the Company; or

(iv) the voluntary resignation of Executive as a director of the Company.

(c) Good Reason. The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) the assignment to the Executive of any duties inconsistent generally with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a) or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) any failure by the Company to comply with any of the provisions of Section 2(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(iv) any failure by the Company to comply with and satisfy Section 9(c), provided that such successor has received at least ten days prior written notice from the Company or the Executive of the requirements of Section 9(c).

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with 12(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

4. Obligations of the Company upon Termination Other than Following a Change of Control. (a) Good Reason, Death, Disability or Other than for Cause. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, Executive’s employment is terminated by reason of the Executive’s death or Disability or the Executive shall terminate employment for Good Reason:

(i) All stock options and shares of restricted stock held by the Executive on the Date of Termination shall vest and such options shall be immediately exercisable.

(ii) This Agreement shall terminate, and the Executive, or his estate in the event of his death, shall receive until the end of the Employment Period (i) the Annual Base Salary; (ii) the Annual Bonus to the extent such Annual Bonus has not been previously paid, plus (iii) continued participation in the Company’s savings, retirement and welfare benefit plans as provided in Sections 2(b) (iii) and 2(b)(iv).

(b) Cause, Other than for Good Reason. If the Executive terminates employment during the Employment Period, excluding a termination for Good Reason, or if the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive his Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive and vested on the Date of Termination.

5. Obligations of Company upon Termination Following a Change of Control. (a) Good Reason, Other than for Cause. If, during the Employment Period and following a Change of Control, the Company shall terminate the Executive’s employment other than for Cause or the Executive shall terminate employment for Good Reason:

(i) All stock options and shares of restricted stock held by the Executive on the Date of Termination shall vest and such options shall be immediately exercisable.

(ii) This Agreement shall terminate, and the Executive shall receive in a lump sum in cash within 30 days after the date of termination the aggregate of the following amounts:

A. The sum of (1) Executive’s Annual Base Salary through the date of termination to the extent not previously paid, (2) any Annual Bonus for the prior fiscal year to the extent not previously paid and (3) the product of (x) the Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365;

B. Five million two hundred fifty-six thousand five hundred seventy dollars ($5,256,570);

C. An amount equal to the excess of (a) the actuarial equivalent of the benefit under the qualified defined benefit retirement plan of the Company or any of its affiliated companies (the “Retirement Plan”) (utilizing actuarial assumptions no less favorable to the Executive than those in effect under the Retirement Plan immediately prior to the Change of Control Date), and any excess or supplemental retirement plan of the Company or any of its affiliated companies in which the Executive participates (together, the “BRP”) which the Executive would receive if the Executive’s employment continued until the end of the Employment Period assuming for this purpose that all accrued benefits are fully vested, and, assuming that the Executive’s compensation in each year is that required by Section 2(b)(i) and Section 2(b)(ii), over (b) the actuarial equivalent of the Executive’s actual benefit (paid or payable), if any, under the Retirement Plan and the BRP as of the date of termination; and

D. Continued participation in the Company’s savings, retirement and welfare benefit plans as provided in Sections 2(b) (iii) and 2(b)(iv) for the remainder of the Employment Period.

(b) During the Window Period. If, during the Employment Period and during the 30-day period immediately following the first anniversary of a Change of Control, the Executive shall terminate employment without any reason:

(i) All stock options and shares of restricted stock held by the Executive on the Date of Termination shall vest and such options shall be immediately exercisable.

(ii) This Agreement shall terminate, and the Executive, or his estate in the event of his death, shall receive in a lump sum in cash within 30 days after the date of termination the aggregate of the following amounts:

A. The sum of (1) Executive’s Annual Base Salary through the date of termination to the extent not previously paid (2) any Annual Bonus for the prior fiscal year to the extent not previously paid and (3) the product of (x) the Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365; and

B. One million seven hundred twenty-one thousand one hundred ninety dollars ($1,752,190).

6. Certain Definitions.

(a) The “Change of Control Date” shall mean the first date during the Employment Period on which a Change of Control (as defined in Section 6(b)) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Change of Control Date” shall mean the date immediately prior to the date of such termination of employment.

(b) A “Change of Control” shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding

Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 6(b); or

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, for purposes of subsection (i) of this Section 6(b), a Change of Control shall not be deemed to have taken place if, as a result of an acquisition by the Company which reduces the Outstanding Company Common Stock or the Outstanding Company Voting Securities, the beneficial ownership of a Person increases to 20% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities; provided, however, that if a Person shall become the beneficial owner of 20% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities by reason of share purchases by the Company and, after such share purchases by the Company, such Person becomes the beneficial owner of any additional shares of the Outstanding Company Common Stock or the Outstanding Company Voting Stock, for purposes of subsection (i) of this Section 6(b), a Change of Control shall be deemed to have taken place.

7. Certain Additional Payments by the Company.

(a) In the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 7(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax (the “Reduced Amount”), then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

(b) Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to the Executive within 5 days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. If, after the Company exhausts its remedies pursuant to Section 7(c), the Executive thereafter is required to make a payment of any Excise which results in the Gross-up Payments made by the Company being less than the amount that should have been made the Accounting Firm shall determine the amount of the underpayment that has occurred and any such underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties), incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 7(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

8. Nonexclusivity of Rights. Except as provided in Section 3, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Affiliated Companies and for which the Executive may qualify. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

9. Restrictive Covenants.

(a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliated Companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its Affiliated Companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or except as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(b) Ownership of Information. The Executive acknowledges and agrees that all memoranda, notes, reports, records and other documents made or compiled by the Executive, or made available to the Executive during the term of his employment concerning the business of the Company or any of its Affiliated Companies, shall be the Company’s property and shall be delivered to the Company upon the termination of the Executive’s employment hereunder or at any other time upon request by the Board.

(c) Non-Competition. The Executive agrees that, for so long as he is employed by the Company and for three (3) years after the termination of the Executive’s employment with the Company, he will not, without the prior written consent of the Company, directly or indirectly, engage in or have an interest in (as owner, partner, shareholder, employee, director, officer, consultant or otherwise), with or without compensation, any business which is in competition with the lines of business actually being conducted by the Company in the United States during the term of employment or on the date that the employment terminates. Nothing herein, however, will prohibit the Executive from acquiring or holding not more than five percent (5%) of any class of publicly traded securities of any such business, provided that such securities entitle the Executive to no more than five percent (5%) of the total outstanding votes entitled to be cast by security-holders of such business in matters in which such security-holders are entitled to vote.

(d) Non-Interference. (i) The Executive agrees and covenants that, for a period of three (3) years after the Date of Termination of this Agreement, the Executive shall not, without the prior written approval of the Board, Interfere directly or indirectly in any way with the Company or any of its Affiliated Companies.

(ii) For purposes of this Agreement, “Interfere” shall mean, to solicit, entice, persuade, induce, influence or attempt to influence, directly or indirectly, clients or Prospective Clients, employees, agents or independent contractors of the Company or any of its Affiliated Companies to restrict, reduce, sever or otherwise alter their relationship with the Company or any of its Affiliated Companies.

(iii) For purposes of this Agreement, “Prospective Clients” shall mean persons or entities identified by the Company as prospective clients of the Company or any of its Affiliated Companies and to whom the Company or such Affiliated Companies have directed an in-person solicitation for business within the six (6) month period prior to the Date of Termination.

(e) Severability and Reduction in Scope of Provisions. The covenants and agreements of the Executive contained in paragraphs (a) through (d) above are separate and distinct covenants and agreements of the Executive and if any part of any such paragraph is void, invalid or unenforceable, such paragraph shall be severed from this Agreement and shall not affect or impair any other paragraph or the balance of this Agreement, and this Agreement with the void, invalid or unenforceable paragraph stricken herefrom shall remain in full force and effect. Further, the periods and scope of the restrictions set forth in any such paragraph or subparagraph shall be reduced by the minimum amount necessary to reform such paragraph or subparagraph to the maximum level of enforcement permitted to the Company by the law governing this Agreement, if such reform is permitted.

(f) Remedy for Breach. The Executive acknowledges that the Company and its Affiliated Companies or any one of them will be irrevocably damaged if all of the provisions of this Section 7 are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, any one of the Company or its Affiliated Companies will be entitled to seek and obtain injunctive relief from a court of competent jurisdiction for the purpose of restraining the Executive from any actual or threatened breach of this Section 7.

(g) Validity of Covenant. The Executive agrees that the covenants contained in this

Section 9 are reasonably necessary to protect the legitimate interests of the Company and its Affiliated Companies, are reasonable with respect to time and territory, and do not interfere with the interests of the public. The Executive further agrees that the descriptions of the covenants contained in this Section 9 are sufficiently accurate and definite to inform the Executive of the scope of the covenants. Finally, the Executive agrees that the consideration provided for in this Agreement is full, fair and adequate to support the Executive’s obligations hereunder.

10. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11. Termination of Change of Control Employment Agreement. The Change of Control Employment Agreement between the Company and the Executive dated February 17, 1999 is hereby terminated.

12. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive to:	If to the Company to:

Charles H. Foster, Jr.	LandAmerica Financial Group, Inc.
LandAmerica Financial Group, Inc.	101 Gateway Centre Parkway, Gateway One
101 Gateway Centre Parkway, Gateway One	Richmond, Virginia 23235
Richmond, Virginia 23235	Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c)(i)-(iv), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

LANDAMERICA FINANCIAL GROUP, INC.		EXECUTIVE

By:	/s/ Theodore L. Chandler, Jr.	/s/ Charles H. Foster, Jr.
	Theodore L. Chandler, Jr.	Charles H. Foster, Jr.
President and Chief Executive Officer